UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( )  Check this  box if no  longer subject to  Section 16.   Form 4 or
        Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        The Lumpkin Foundation
        c/o Steven L. Grissom
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        February 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below)
        (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person

                                           Table I -- Non-Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned



                                                                                  5. Amount of     6.  Owner-
                     2. Trans-                                                    Securities       ship Form:    7.  Nature of
                     action                                                       Beneficially     Direct (D)    Indirect
     1.  Title of    Date           3. Transaction   4.  Securities Acquired      Owned at End     or Indirect   Beneficial
     Security        (Month /       Code             (A) or Disposed of (D)       of Month         (I)           Ownership
     (Instr. 3)      Day/Year)      (Instr. 8)       (Instr. 3, 4 and 5)          (Instr. 3 and 4  (Instr. 4)    (Instr. 4)
     ------------    ---------      ---------------  ------------------------     ------------     -----------   -------------
                                    Code     V       Amount    (A)or(D)   Price
                                    ----     ---     ------    --------   -----
     Class A Common  02/01/99       S                4,615         D      41.63                       D
     Stock
                     02/01/99       S                  385         D      41.50                       D
                     02/03/99       S                1,153         D      41.50       183,127         D



                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                 9.         10.
                                                                                                 Number of  Owner-
                                          5.                                                     Deriva-    ship
                                          Number                                                 tive       Form of    11.
              2.                          of Deriv-                                              Secur-     Deriva-    Nature
              Conver-                     ative Se-                                              ities      tive       of Indi-
    1.        sion      3.                curities   6.                                          Benefi-    Security:  rect
    Title of  or Exer-  Trans-   4.       Acquired   Date Exer-    7.                            cially     Direct     Benefi-
    Deriv-    cise      action   Trans-   (A) or     cisable and   Title and         8.          Owned at   (D) or     cial
    ative     Price of  Date     action   Disposed   Expiration    Amount of         Price of    End of     Indirect   Owner-
    Security  Deriv-    (Month/  Code     of (D)     Date          Underlying        Derivative  Month      (I)        ship
    (Instr.   ative     Day/     (Instr.  (Instr. 3, (Month/ Day/  Securities        Security    (Instr.    (Instr.    (Instr.
    3)        Security  Year)    8)       4 and 5)   Year)         (Instr. 3 and 4)  (Instr. 5)  4)         4)         4)
    -------   -------   -------  ------------------  ------------  ----------------  ----------  --------   --------   ------
                                                     Date
                                                     Exer-  Expir-        Amount
                                                     cis-   ation         or Number
                                 Code  V  (A)  (D)   able   Date   Title  of Shares
                                 ----  -  ---  ---   -----  ------ -----  ---------


   SIGNATURE OF REPORTING PERSON:

   The Lumpkin Foundation



   By:/s/ Steven L. Grissom
      --------------------------
         Steven L. Grissom
         Assistant Treasurer

   DATE: March 8, 1999